Exhibit 99.2
News Release

Investor Relations Contact:	Investor Relations Contact:
Steven Melman, VP, Investor Relations	Sonia Segovia, IR Coordinator
PDF Solutions, Inc.	PDF Solutions, Inc.
Tel: (408) 938-6445	Tel: (408) 938-6491
Email: steve.melman@pdf.com	Email: sonia.segovia@pdf.com
PDF Solutions® Provides Financial Outlook For
The Third Fiscal Quarter of 2008
     SAN JOSE, Calif.—July 30, 2008—PDF Solutions, Inc. (NASDAQ: PDFS), the leading provider of yield improvement technologies and services for the integrated circuit (IC) manufacturing process life cycle, today provided its financial outlook for the third fiscal quarter ending September 30, 2008.
     PDF Solutions expects total revenue in the range of $20.0 million to $22.0 million for the third fiscal quarter ending September 30, 2008. Gain share revenue for the third quarter is expected to be in the range of $5.3 million to $5.8 million. On a GAAP basis, net loss for the third fiscal quarter of 2008 is projected in a range of $1.9 million to $310,000 or $0.07 to $0.01 per basic and diluted share.
     In addition to using GAAP results in evaluating PDF Solutions’ business, management also believes it useful to measure results using a non-GAAP measure of net income, which excludes stock-based compensation expense, amortization of acquired technology and intangible assets, and their related income tax effects, as applicable. Non-GAAP net income for the third fiscal quarter ending September 30, 2008 is projected in a range of $60,000 to $1.6 million, or $0.00 to $0.06 per diluted share.
     As previously announced, PDF Solutions will discuss its second quarter 2008 results and financial outlook for the third quarter ending September 30, 2008 on a live conference call beginning at 3:00 p.m. Pacific Time/6:00 p.m. Eastern Time today. The call will be simultaneously web cast on PDF Solutions’ website at http://ir.pdf.com/events.cfm. A replay
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of the web cast will be available at the same website address beginning approximately two hours after completion of the live call. Further, a copy of this press release, including the disclosure and reconciliation of certain non-GAAP financial measures to the most directly comparable GAAP measures, which non-GAAP measures may be used periodically by PDF Solutions’ management when discussing financial results with investors and analysts, will be available on the company’s website at http://www.pdf.com/news_archive.phtml following the date of this release.
Effectiveness of Guidance:
The outlook set forth above represents PDF Solutions’ expectations only as of the date of this release, and should not be viewed as a statement about PDF Solutions’ expectations after this date. Although this release will remain available on PDF Solutions’ website, its continued availability does not indicate that PDF Solutions is reaffirming or confirming its continued validity. PDF Solutions does not intend to report on its progress, or provide comments to analysts or investors on, or otherwise update, such guidance until it releases its quarterly results.
Information Regarding Use of Non-GAAP Financial Measures:
In addition to providing guidance that is determined in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), PDF Solutions also provides certain non-GAAP financial measures that exclude the effects of stock-based compensation expense, amortization of acquired technology and intangible assets, and their related income tax effects, as applicable. PDF Solutions’ management believes that the presentation of these measures provides useful supplemental information to investors regarding PDF’s operating results. These non-GAAP financial measures are used by management internally to measure the company’s profitability and performance. PDF’s management believes that excluding the effects of stock-based compensation expense, amortization of acquired technology and intangible assets, and their income tax effects, as applicable, provides a useful supplemental measure of the company’s ongoing operations in light of the fact that none of these categories of expense has a current effect on the future uses of cash nor do they have use with regards to the generation of current or future revenues. This non-GAAP guidance should not be considered an alternative to, or a substitute for, GAAP financial information, and may be different from similarly titled non-GAAP measures used by other companies. In particular, these non-GAAP financial measures are not a substitute for GAAP measures of income as a measure of performance, or to cash flows from operating, investing and financing activities as a measure of liquidity. Since management uses these non-GAAP financial measures internally to measure profitability and performance, PDF has included these non-GAAP measures to give investors an opportunity to see the company as viewed by management. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure is provided at the end of this press release.
About PDF Solutions:
PDF Solutions, Inc. (NASDAQ: PDFS) is the leading provider of yield improvement technologies and services for the IC manufacturing process life cycle. PDF Solutions offers solutions that are designed to enable clients to lower costs of IC design and manufacture,
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enhance time to market, and improve profitability by addressing design and manufacturing interactions from product design to initial process ramps to mature manufacturing operations. PDF Solutions’ Characterization Vehicle® (CV®) test chips provide the core modeling capabilities, and are used by more leading manufacturers than any other test chips in the industry. PDF Solutions’ industry leading yield management system software, dataPOWER®, and fault detection and classification software, mæstria®, enhance yield improvement and production control activities at leading fabs around the world. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in China, Europe, Japan and Korea. For the company’s latest news and information, visit http://www.pdf.com/.
Characterization Vehicle, CV, dataPOWER, mæstria, PDF Solutions, and the PDF Solutions logo are registered trademarks of PDF
Solutions, Inc.
Forward-Looking Statements:
The statements in this press release regarding PDF Solutions’ outlook for its third fiscal quarter ending September 30, 2008, including expected revenue, net income, and net income per share, are forward looking. Actual results could differ materially from those expressed in these forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with: any unforeseen industry changes; difficulties in modifying PDF’s solutions on a timely basis; and changes in the marketplace for such solutions, including the introduction of products or services competitive with PDF Solutions’ products and services and other risks set forth in PDF Solutions’ periodic public filings with the Securities and Exchange Commission, including, without limitation, its annual reports on Form 10-K, most recently filed on March 17, 2008, and its quarterly reports on Form 10-Q, most recently filed on May 12, 2008. The forward-looking statements contained in this release are made as of the date hereof, and PDF Solutions does not assume any obligation to update such statements nor the reasons why actual results could differ materially from those projected in such statements.
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PDF SOLUTIONS, INC.
RECONCILIATION OF PROJECTED GAAP NET LOSS TO PROJECTED
NON-GAAP NET INCOME (LOSS)
(In thousands, except per share data)

	Three Months Ending
PROJECTED RESULTS	September 30, 2008
GAAP net loss per share basic	$(0.07)	to	$(0.01)

GAAP net loss	$(1,860)	to	$(310)

Amortization of stock-based compensation, net of taxes	1,420		1,420

Amortization of acquired technology and intangible assets, net of taxes	500		500

Non-GAAP net income	$60	to	$1,610

Non-GAAP net income per share -diluted	$0.00	to	$0.06

Weighted average common shares	27,800		27,800

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